Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated December 6, 2023, with respect to the balance sheet of FG Merger III Corp. as of November 17, 2023, and the related statement of operations, changes in stockholders’ equity, and cash flows for the period from September 20, 2023 (inception) to November 17, 2023, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding a substantial doubt about FG Merger III Corp.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

December 6, 2023